Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 033-88414, 333-33173, 333-87070 and 333-64464) of The Cheesecake Factory Incorporated of our report dated April 1, 2005 relating to the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K/A.

PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
April 5, 2005